As filed with the Securities and Exchange Commission on June 1, 2009

File No. 333-155253
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 POS

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XIOM Corp.
(Exact name of registrant as specified in its charter)

Delaware	11-3460949
(State of Incorporation)	(I.R.S. Employer Identification No.)

78 Lamar Street, West Babylon, New York	11704
(Address of Principal Executive Offices)	(Zip Code)

XIOM Corp. Amended 2008 Employee and Consultant Stock Plan
(Full title of the plan)

Andrew B. Mazzone, President
78 Lamar Street
West Babylon, New York 11704
(Name and address of agent for service)

(631) 643-4400
(Telephone number, including area code, of agent for service)

Copies to:

David E. Wise, Esq.
8794 Rolling Acres Trail
Fair Oaks Ranch, Texas 78015
(830) 981-8165

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.0001 par value	1,000,000 Shares	$.42	$420,000	$16.43
Total	1,000,000 Shares	$.42	$420,000	$16.43

  (1) Pursuant to Rule 457 (c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as reported on the Over-The-Counter Bulletin Board at the close of trading on May 26, 2009 of $.42.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

XIOM Corp., a Delaware corporation (“Company”) previously registered 2,375,000 shares of its common stock, $.0001 par value per share (“Common Stock”), available for grant of awards under the Company’s 2008 Employee and Consultant Stock Plan (“Plan”).  The registration of such shares of Common Stock was filed on a Form S-8 registration Statement filed with the Securities and Exchange Commission (“SEC”) on November 10, 2008 (File Number: 333-155253), in accordance with the Securities Act of 1933, as amended (“Securities Act”).

On May 27, 2009, the Board of Directors of the Company approved an amendment to the Plan (“Plan Amendment”) to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Plan from and after the effective date of the Plan Amendment shall not exceed 1,000,000 and (ii) limit the shares of Common Stock that shall be available for issuance or reissuance under the Plan from and after the date of the Plan Amendment to the additional 1,000,000 shares reserved, plus any expirations, forfeitures, cancellations or certain termination of such shares.

This Post-effective Amendment No. 1 to the initial Registration Statement on Form S-8 is being filed to register the additional 1,000,000 shares of Common Stock available for grant pursuant to the Plan Amendment.

Pursuant to General Instruction E of Form S-8, the contents of the Form S-8 registration Statement filed with the SEC on November 10, 2008 (File Number: 333-155253) and all periodic and current reports filed by the Company since such date are incorporated herein by reference.

Item 1. Plan Information.

Not applicable.

Item 2. Registrant Information and Employee Plan Annual Information.

Not applicable.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Not applicable.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Not applicable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.2	Xiom Corp. Amended 2008 Employee and Consultant Stock Plan (as Amended May 27, 2009).
5.1	Opinion of David E. Wise, Esq.

23.2	Consent of Michael T. Studer, CPA, P.C., Independent Auditor
23.3	Consent of David E. Wise, Esq. (included in Exhibit 5.1).

Item 9. Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No. 1 to the Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Babylon, State of New York on the date written below.

Xiom Corp.

/s/ Andrew B. Mazzone
By:	Andrew B. Mazzone
President and Principal Accounting/Financial Officer and Director

Date:	June 1, 2009

Andrew B. Mazzone and Thomas Gardega each previously filed a power of attorney with the Securities and Exchange Commission on Form S-8 Registration Statement (File Number: 333- 155253) on November 10, 2008

Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 to Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew B. Mazzone	President, Principal	May 28, 2009
Andrew B. Mazzone	Accounting/Financial Officer and Director

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.2	XIOM Corp. Amended 2008 Employee and Consultant Stock Plan (as amended May 27, 2009)

5.1	Opinion of David E. Wise, Esq.

23.2	Consent of Michael T. Studer, CPA, P.C., Independent Auditor

23.3	Consent of David E. Wise, Esq. (included in Exhibit 5.1).